Exhibit (c)(3)

 INVESTMENT BANKING •  RESEARCH • INSTITUTIONAL SALES & TRADING  December 29, 2023  Project Bluebonnet  Discussion Materials for the Special Committee of the Board of Directors

 Legal Disclaimers & Disclosures  These materials are provided solely for the information of the Special Committee of the Board of Directors (the “Special Committee”) of Via Renewables, Inc. (the “Company”) by B. Riley Securities, Inc. (“B. Riley”) in connection with the Special Committee’s consideration of a potential transaction (the “Proposed Transaction”) involving the Company. These materials are for discussion purposes only and may not be relied upon by any security holder of the Company or any other party or person for any purpose whatsoever.  These materials were prepared for a specific use by specific persons familiar with the business and affairs of the Company and were not prepared with a view to public disclosure or to conform with any disclosure standards under securities laws or otherwise. Accordingly, none of the Special Committee, the Company, B. Riley or their respective advisors take any responsibility for the use of these materials by persons other than the Special Committee.  These materials are provided on a confidential basis solely for the information of the Special Committee and may not be disclosed to or shar ed with others, in whole or in part, or summarized or otherwise referred to, except as agreed to in writing by B. Riley.  These materials necessarily are based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date of these materials.   B. Riley undertakes no obligation to update, revise or reaffirm these materials. These materials do not constitute any opinion. B. Riley’s only opinion is the opinion, if any, that is actually delivered to the Special Committee. These materials are not intended to provide the sole basis for evaluation of the Proposed Transaction, and do not purport to contain all information that may be required. The analyses contained in these materials must be considered as a whole. Selecting portions of the analyses, without considering all analyses, together with the accompanying footnotes and discussion, could create an incomplete view. Individual analyses of value contained in the analyses are not appraisals and are not necessarily indicative of actual value, which may be significantly more or less favorable than as indicated by such analyses. In preparing these materials, B. Riley has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other participant in the Proposed Transaction, nor was B. Riley provided with any such appraisal or evaluation.   B. Riley has assumed and relied upon the accuracy and completeness of the financial and other information obtained from management of the Company, other parties to the Proposed Transaction, their respective advisors and public sources without assuming any responsibility for independent verification of such information, makes no representation or warranty (express or implied) in respect of the accuracy or completeness of such information and has further relied upon the assurances of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. To the extent such information includes estimates, projections and forecasts of future financial performance prepared by or reviewed or discussed with management of the Company or other parties to the Proposed Transaction, or obtained from public sources, we have assumed that such estimates, projections and forecasts have been reasonably prepared in good faith on bases reflecting the best currently available estimates, projections and judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). B. Riley takes no responsibility for such estimates, projections or forecasts or the assumptions on which they are based. B. Riley role in reviewing any information was limited solely to performing such a review as it shall deem necessary to support its own analysis and opinion and not on behalf of the Special Committee, the Company or any other person. In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft documents reviewed by us will not differ in any material respect from such draft documents.

 Table of Contents  1.  Engagement Overview  2.  Transaction Overview  3.  Financial Analysis  4.  Appendix

 1  Engagement Overview

 Scope of Assignment  Pursuant to an engagement letter dated November 17, 2023, the Special Committee of the Board of Directors (“Board”) of Via Renewables, Inc. (“Via” or the “Company”) has engaged B. Riley Securities, Inc. (“B. Riley”), as its financial advisor in connection with the potential sale transaction involving the Company.   As part of its engagement, the Special Committee has requested that B. Riley provide an opinion (“the Opinion”) to the Special Committee as to the fairness, from a financial point of view, to the holders of Class A Common Stock of the Company, other than holders of Excluded Shares or Insider Shares (each as defined below), of the consideration (the “Merger Consideration”) to be received by such holders (other than holders of Excluded Shares or Insider Shares) in the merger (the “Transaction”) pursuant to the Merger Agreement   "Excluded Shares" means, collectively, shares of Company Common Stock (i) held by the Company or any subsidiary of the Company or (ii) held or beneficially owned by William Keith Maxwell, III or any person or entity controlled by William Keith Maxwell, III, including, without limitation, RetailCo, LLC ("Parent"), Merger Sub and NuDevco Retail, LLC. "Insider Shares" means shares of Company Common Stock held or beneficially owned by any (i) member of the board of directors (the "Board") of the Company, (ii) any officer of the Company and (iii) any immediate family members of any of the foregoing individuals  B. Riley is an investment bank, a member of the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investor Protection Corporation (“SIPC”), and has been in the business of assisting middle market companies since 1997  B. Riley, as part of its investment banking business, is periodically engaged in the valuation of corporate securities  B. Riley has not identified any engagements during the last two years for which it represented Via, Parent or Maxwell and received compensation

 2  Transaction Overview

Via Stock Performance / Event Timeline

Via One-Year Stock Price



Share Price ($USD)
$35.00
$32.00
$29.00
$26.00
$23.00
$20.00
$17.00
$14.00
$11.00
$8.00
$5.00
Trading Volume ('000s)
400
350
300
250
200
150
100
50
-
12/20/22
1/19/23
2/18/23
3/20/23
4/19/23
5/19/23
6/18/23
7/18/23
8/17/23
9/16/23
10/16/23
11/15/23
12/15/23
September 5, 2023 Bid
Price: $10.50/share
Closing Price 1 Day Prior / Premium: $8.90 / 18%
Premium to Then-60 Day VWAP: 22%
November 15, 2023 Bid
Price: $9.00/share
Closing Price 1 Day Prior / Premium: $7.93 / 13%
Premium to Then-60 Day VWAP: 17%
December 25, 2023 Bid
Price: $10.25/share
Closing Price 1 Day Prior / Premium: $9.39 / 9%
Premium to Then-60 Day VWAP: 26%
December 27, 2023 Best and Final Bid
Price: $11.00/share
Closing Price 1 Day Prior / Premium: $9.74 / 13%
Premium to Then-60 Day VWAP: 32%
Trading Volume
Share Price
30-Day VWAP ($9.23)
60-Day VWAP ($8.47)

Annotations

1. 1/18/23: Via declares quarterly cash dividend of $0.18 per share of Class A Common Stock for Q4 2022, payable on March 15, 2023
2. 2/23/23: Via stock price hits 2023 high of $35.10

▲ 3/16/23: Via announces delayed annual 10-K filing for FY 2022

3. 3/20/23: Via approves amendment of Certificate of Incorporation to effect a reverse stock split at a ratio between 1 for 2 to 1 for 5
4. 3/22/23: Via announces 1 for 5 reverse stock split
5. 3/30/23: Via reports Q4 2022 earnings
6. 5/3/23 & 5/4/23: Via suspends quarterly cash dividend and reports Q1 2023 earnings, respectively
7. 6/12/23: Via Board of Directors appoints Steven Kennedy to serve as independent director
8. 8/3/23: Via reports Q2 2023 earnings
9. 11/2/23: Via reports Q3 2023 earnings

Source: Capital IQ.
Note: 30 and 60-day VWAPs calculated as of the 12/28/23 closing price.

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 Via Public Market Overview  Stock Valuation  Historical & Projected Financials  Top-10 Shareholder Analysis(3)  (2)  Source: Company management.   Note: Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.   Market data as of 12/28/23.   Balance sheet data as of 9/30/23.  NCI is now negative and therefore is a deduct in arriving at Enterprise Value.  12/31/21A Adjusted EBITDA inclusive of $60mm non-recurring event – Winter Storm Uri.  William Keith Maxwell III’s common stock equivalent held includes 4 million Class B shares.  (1)

 Summary of Selected Terms  Summary Transaction Terms  Summary Premiums and Multiples  Source: Capital IQ, Bloomberg, public filings, and management projections.  Note: Market data as of 12/28/23.   Balance sheet data as of 9/30/23.  (1) NCI is now negative and therefore is a deduct in arriving at Enterprise Value.  Merger Consideration  $11.00 per share in cash  Implied fully diluted equity value of $81.7 million  Implied enterprise value of $222.5 million  Structure and Consideration  Merger of Merger Sub with the Company, following which the Company will be a wholly-owned subsidiary of the Acquirer  Merger consideration in cash  Marketing Process  30-day Go-Shop process will be conducted  Conditions to Close  Via shareholder approval  Compliance with covenants in all material respects  Absence of material adverse effect

 Source: Company management.  (1) Changes to discussion materials dated 12/6/23 provided to the Special Committee.  Evolution of Analysis and Management Projections  Summary of Changes to Analyses(1)  Summary of Management’s Changes to Financial Projections   Via Financial Projections   Management lowered the variable contract rate in the forecasted periods 2025 and 2026   Premiums Paid Analysis  Adjusted methodologies to show premiums paid to 1 day, 1 week, 1 month, and 3 month stock prices compared to 1 day, 30 day and 60 day VWAP in prior analysis   Discounted Cash Flow Analysis  Adjusted DCF analysis using revised management projections   Base case WACC changed to 17.0% from 25.0%  Base case exit multiple changed to 3.0x from 4.5x  Selected Transactions Analysis   Adjusted EV / LTM 9/30/23 Adj EBITDA range from 4.00x – 6.00x to 3.75x – 5.75x

 3  Financial Analysis

 Source: Company press releases, public filings, and Company management financial models.   Note: Company Management has advised us, and at the Special Committee’s direction we have assumed, that (i) rules recently adopted by the Federal Communications Commission pursuant to Federal Communications Commission (FCC 23-107): In the Matter of Targeting and Eliminating Unlawful Text Messages, CG Docket No. 21-402; Rules and Regulations Implementing the Telephone Consumer Protection Act of 1991, CG Docket No. 02-278; Advanced Methods to Target and Eliminate Unlawful Robocalls, CG Docket No. 17-59, Second Report and Order, Second Further Notice of Proposed Rulemaking, and Waiver Order (December 13, 2023) (the "Applicable FCC Rules") could have an adverse impact on the Company’s financial performance, (ii) the Projections do not take into account the Applicable FCC Rules; and (iii) projections reflecting Company Management's best estimates with respect to the future financial performance of the Company under the Applicable FCC Rules are not available.  B. Riley Securities has based its analysis on the financial projections below provided by Via  Summary Historical and Projected Financials  Sales  Adj. EBITDA  Capital Expenditures

 Summary of Financial Analyses  Note: Equity value per share is derived by deducting net debt of $59.9 million and preferred stock of $88.0 million and adding $7.1 million in NCI to enterprise value. Analysis assumes 7.4 million shares.   EV / LTM 9/30/23 Adj EBITDA (3.75x – 6.50x)   EV / 2023E Adj EBITDA (3.75x – 6.00x)  Comparable Trading Analysis   EV / 2024E Adj EBITDA (3.50x – 4.50x)  Does not reflect synergies or change of control premium   EV / LTM 9/30/23 Adj EBITDA (3.75x – 5.75x)  Reflects change of control premium   WACC of 15.0% - 19.0%   Exit Multiple of 2.5x – 3.5x   1 Day (22.4% – 34.6%)   1 Week (25.5% – 38.1%)  Precedent Transaction Analysis  Discounted Cash Flow Analysis  Premiums Paid Analysis  Price at 12/28 Close:   $9.41 per share  Merger Consideration:  $11.00 per share   1 Month (29.7% – 41.9%)   3 Month (35.1% – 38.4%)

 Selected Companies Analysis – Selected Public Companies   Evergy, Inc.(NasdaqGS:EVRG)  Engages in the generation, transmission, distribution, and sale of electricity in Kansas and Missouri  Generates electricity through coal, hydroelectric, landfill gas, uranium, natural gas and oil sources, as well as solar, win, and renewable sources  It serves residences, commercial firms, industrials, municipalities, and other electric utilities  Half of the power supplied by Evergy comes from clean sources, creating more reliable energy with less impact to the environment  Founded in 2017 and is based in Kansas City, Missouri  For the fiscal year ended December 31st, 2022, reported $5,859.1mm in Revenue and $2,364.9mm in Adj. EBITDA  Eversource Energy(NYSE:ES)  Engages in the energy delivery business and operates through electric distribution, electric transmission, natural gas distribution, and water distribution segments  Involved in the transmission and distribution of electricity; solar power facilities; and distribution of natural gas  Operates regulated water utilities that provide water services to approximately 237,000 customers  Serves residential, commercial, industrial, municipal and fire protection, and other customers in Connecticut, Massachusetts, and New Hampshire  Changed its name to Eversource in April of 2015 and is based in Springfield, Massachusetts  For the fiscal year ended December 31st, 2022, reported $12,289.3mm in Revenue and $3,225.8mm in Adj. EBITDA  Genie Energy Ltd.(NYSE:GNE)  Supplies electricity and natural gas to residential and small business customers in the United States and internationally  Operates through two segments, Genie Retail Energy and Genie Renewables  Develops, constructs, and operates solar projects for commercial and industrial customers  Provides energy advisory and brokerage services  Founded in 2011 and is based in Newark, New Jersey  For the fiscal year ended December 31st, 2019, reported $315.5mm in Revenue and $65.2mm in Adj. EBITDA

 Selected Public Companies (cont’d)  NRG Energy, Inc.(NYSE:NRG)  Operates as an integrated power company in Texas, and on the east and west coast  Involved in the productions and selling of electricity and related products and serves residential, commercial, industrial, and wholesale customers  Generates electricity using natural gas, coal, oil, solar, nuclear, and battery storage  Trades electric power, natural gas, and related commodities; environmental products; weather products; and financial products  Founded in 1989 and is headquartered in Houston, Texas  For the fiscal year ended December 31st, 2022, reported $31,543.0mm in Revenue and $2,800.0mm in Adj. EBITDA  OGE Energy Corp.(NYSE:OGE)  Operates as an energy and energy services provider that offers physical delivery and related services in the United States  Operates through Electric Company Operations and Natural Gas Midstream segments  Generates, transmits, distributes, and sells electric energy  Provides retail electricity service to approximately 889,000 customers  Owns and operates coal-fired, natural gas-fired, wind-powered, and solar-powered generating assets  Founded in 1902 and is based in Oklahoma City, Oklahoma  For the fiscal year ended December 31st, 2022, reported $3,375.7mm in Revenue and $1,143.2mm in Adj. EBITDA  Vistra Corp.(NYSE:VST)  Operates as an integrated retail electricity and power generation company  Retails electricity and natural gas to residential, commercial, and industrial customers across 20 states in the United States  Involved in electricity generation, wholesale energy purchases and sales, commodity risk management, fuel production, and fuel logistics management activities  Serves approximately 3.5 million customers with a generation capacity of approximately 37,000 megawatts  Founded in 1882 and is based in Irving, Texas  For the fiscal year ended December 31st, 2019, reported $13,728.0mm in Revenue and $3,297.0mm in Adj. EBITDA

 Selected Public Companies   Enterprise Value  Market Capitalization  Source: Public filings, Capital IQ, and Wall Street equity research.   Note: Market data as of 12/28/2023.

 Selected Public Companies (cont’d)  2023E Revenue  2023E Adj. EBITDA  Source: Public filings, Capital IQ, and Wall Street equity research.   Note: Market data as of 12/28/2023.

 Selected Public Companies (cont’d)  Enterprise Value / 2023E Adj. EBITDA  Enterprise Value / 2024E Adj. EBITDA  Source: Public filings, Capital IQ, and Wall Street equity research.   Note: Market data as of 12/28/2023.

 Selected Public Companies (cont’d)  2023E Adj. EBITDA Margin  Source: Public filings, Capital IQ, and Wall Street equity research.   Note: Market data as of 12/28/2023.

 Relative Trading Multiples Over Last 5 Years  Enterprise Value / Trailing 12-Month EBITDA  Source: Capital IQ.   Note: VIA Comp Set includes: Eversource Energy, Vistra Corp., Evergy, Inc., NRG Energy, Inc., OGE Energy Corp., Genie Energy Ltd.

Selected Transactions Analysis

Date Announced / Closed	Target	Acquirer	Enterprise Value ($mm)	EV / LTM Revenue	EV / LTM EBITDA	EV / NTM EBITDA
3/6/2023	Energy Harbor	Vistra Energy Corp.	$3,430.0	NA	NA	NA
2/24/2023	South Jersey Industries, Inc.	JP Morgan Asset Mgmt.	7,846.1	3.9x	16.6x	15.3x
2/11/2022	Hope Gas, Inc.	Hearthstone Utilities Inc.	690.0	NA	NA	NA
9/10/2021	Liberty Power Holdings, LLC	NRG Energy	35.4	NA	NA	NA
3/18/2021	The Narragansett Electric Company	PPL Energy Holdings, LLC	5,116.4	3.3x	18.8x	NA
2/17/2021	Sunstreet Energy Group, LLC	Sunnova Energy Corporation	297.8	NA	NA	NA
1/14/2021	Atlantic Power Corporation	I Squared Capital Advisors	955.7	3.5x	6.9x	NA
11/4/2020	Veteran Energy and Infinite Energy	Vistra Energy Corp.	13.0	3.7x	NA	NA
7/24/2020	Direct Energy(1)	NRG Energy	3,625.0	NA	7.9x	NA
4/6/2020	Mankato Energy Center of Xcel Energy	Southwest Generation	680.0	NA	NA	NA
11/1/2019	Ambit Energy Holdings, LLC	Vistra Energy Corp.	475.0	NA	4.8x	3.8x
7/15/2019	Crius Energy	Vistra Energy Corp.	509.5	0.4x	7.1x	5.7x
5/20/2019	Stream Energy	NRG Energy	300.0	NA	4.6x	NA
1/4/2019	Lumo Energia	Genie Energy	6.6	NA	NA	NA
10/25/2018	Starion Energy, Inc. (60,000 RCE's)	Spark Energy, Inc.	10.7	NA	NA	NA
4/9/2018	Dynegy Inc.	Vistra Energy Corp.	10,475.1	2.1x	10.4x	7.5x
3/28/2018	Xoom Energy	NRG Energy	210.0	NA	4.7x	NA

Source: Public filings, Capital IQ, and Wall Street equity research.
(1) The seller of Direct Energy, Centrica, reported the LTM EBITDA multiple at 7.9x, however, that included certain synergies. NRG reported the multiple at 4.9x.

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Selected Transactions Analysis (cont'd)

Date Announced / Closed	Target	Acquirer	Enterprise Value ($mm)	EV / LTM Revenue	EV / LTM EBITDA	EV / NTM EBITDA
6/29/2017	MP2 Energy	Shell Energy North America	NA	NA	NA	NA
5/30/2017	U.S. Gas & Electric, Inc.	Crius Energy	172.5	NA	4.9x	NA
5/9/2017	Verde Energy	Spark Energy, Inc.	65.0	NA	NM	NA
12/31/2016	Engie SA	Unknown Minority Investor	60,112.6	0.8x	5.4x	5.3x
11/20/2016	North American Power	Calpine Corp.	111.0	NA	NA	NA
10/9/2016	Noble Americas Energy Solutions(2)	Calpine Corp.	700.0	NA	5.0x	NA
5/5/2016	Major Energy	Spark Energy, Inc.	63.2	NA	NA	NA
5/4/2016	Provider Power	Spark Energy, Inc.	34.9	NA	NA	NA
10/1/2015	Champion Energy Marketing, LLC	Calpine Corp.	240.0	NA	NA	NA
11/28/2011	DPL Inc.	The AES Corporation	4,718.2	2.4x	7.6x	NA
10/28/2011	Genie Energy Ltd.	Public Spin-Off	113.8	0.6x	7.5x	NA
8/16/2011	Energy Plus Holdings	NRG Energy	190.0	NA	8.5x	NA
4/28/2011	Constellation Energy Group, Inc.	Exelon Corporation	11,448.1	0.8x	7.3x	6.4x
9/16/2010	Green Mountain Energy	NRG Energy	350.0	NA	5.0x	NA
5/1/2009	Reliant Energy	NRG Energy	287.5	NA	NA	NA
			Upper Quartile	3.46x	7.9x	8.6x
			Mean	2.16x	7.8x	7.8x
			Median	2.28x	7.1x	6.1x
			Lower Quartile	0.81x	5.0x	5.2x
			Min	0.41x	4.6x	3.8x
			Max	3.94x	18.8x	15.3x

Source: Public filings, Capital IQ, and Wall Street equity research.
(2) Calpine paid Noble Americas $800 million, plus $350 million of net working capital, however, recovered $250 million subsequent to closing and another $200 million post closing.

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Discounted Cash Flow Analysis  A present value of projected cash flows implies an equity value per share range of ~$9.28 to ~$17.90  Source: Company management.   Free Cash Flow Calculation   Key Assumptions  Enterprise Value Sensitivity Analysis  Implied Equity Value per Share

 Premiums Paid Analysis  The below analysis shows the implied stock prices utilizing transaction premiums paid in transactions over the last five years  Source: Capital IQ.  Note: Reference share price and implied share prices based on 12/28/2023 market data.   $7.25  $9.30 $9.65  Average  Implied VIA Share Price with Premium  Average $11.53  Average 33.2%  VIA Reference Share Price  $11.52 $12.66  $9.41  Summary  U.S. public company targets over the last 5 years  462 transactions analyzed  88 Small-Cap  Separated into two categories:  All transactions  Small-Cap (transactions with deal value less than $500 million)  Total transaction value statistics:  Mean: $6,685.9 million  Median: $2,375.5 million  Small-Cap transaction value statistics:  Mean: $213.1 million  Median: $208.6 million  Median Transaction Premiums Paid Over Last 5 Years  $11.46 $12.61  $9.13  $11.42 $12.49  $8.80  $9.93 $10.17  $7.35

 4  Appendix

 Selected Public Companies  Valuation Multiples   Operating Metrics  Source: Public filings, Capital IQ, and Wall Street equity research.   Note: Market data as of 12/28/2023.

 Weighted Average Cost of Capital Calculation  Source: Public filings, Capital IQ, and Wall Street equity research.   Note: Market data as of 12/6/23.  Based on rate as of 12/6/23.  As per Duff & Phelps data.  As per Duff & Phelps data.

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